Exhibit 99.1

Contact Information:
Investors: Corey Kinger (212) 601-7569 corey.kinger@weightwatchers.com	Media: Sara Bosco (347) 421-0389 sara.n.bosco@weightwatchers.com

Julie Rice to Join Board of Directors for Weight Watchers

NEW YORK, NY (August 9, 2018) – Weight Watchers International, Inc. (NYSE: WTW) (“WW”) today announced that Julie Rice, Partner at WeWork and co-founder of SoulCycle, will join the WW Board of Directors. Sacha Lainovic, who has served as a director since WW was acquired by Artal Luxembourg S.A. on September 29, 1999, will step down from his position on the Board effective immediately.

“On behalf of the Board of Directors, I would like to thank Sacha for his commitment and dedication to Weight Watchers over the past 19 years. His contributions and insights have been invaluable to the company’s growth and evolution,” said Raymond Debbane, Chairman of the Board of Directors. “It is a pleasure to welcome Julie Rice to the Board. She brings tremendous expertise and new perspectives that I believe will benefit the company as we continue to evolve our business and our brand.”

Ms. Rice is currently serving as a Partner at WeWork and is a co-founder of SoulCycle, a fitness company that revolutionized indoor cycling. Ms. Rice served as Co-Chief Executive Officer from 2006 to 2015, Chief Talent and Creative Officer from 2015 to 2016 and as a member of the board of directors from 2010 to 2018. She also co-founded LifeShop in 2016, an advising and investing company through which she helped Audrey Gelman and Lauren Kassan launch the women’s social club, The Wing.

“Community and wellness are two important themes that are interconnected and woven throughout my professional career. When looking at the brands I’ve been closest to, SoulCycle isn’t just about fitness and WeWork isn’t just about space. And Weight Watchers certainly isn’t just about food or weight management. Community and wellness are at the heart of these brands, and I am energized to join the board of Weight Watchers at such an inspiring time in the company’s evolution,” commented Ms. Rice.

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About Weight Watchers International, Inc.

Weight Watchers is a global wellness company and the world’s leading commercial weight management program. We inspire millions of people to adopt healthy habits for real life. Through our engaging digital experience and face-to-face group meetings, members follow our livable and sustainable program that encompasses healthy eating, physical activity and positive mindset. With more than five decades of experience in building communities and our deep expertise in behavioral science, we aim to deliver wellness for all. To learn more about the Weight Watchers approach to healthy living, please visit www.weightwatchers.com. For more information about our global business, visit our corporate website at www.weightwatchersinternational.com.